Exhibit 99.1

Zale Corporation Reports Third Quarter Fiscal 2014 Results

  Comparable store sales up 1.9 percent at constant exchange rates; up 0.6 percent on a U.S. dollar reported basis
  Operating margin up 100 basis points; up 240 basis points when excluding $5.9 million of transaction costs relating to the proposed merger
  May month-to-date performance reflects negative comparable store sales of 2.2 percent at constant exchange rates and expected gross margin rate consistent with third quarter fiscal 2014 results
  Special meeting of stockholders set for May 29 to vote on proposed acquisition by Signet Jewelers

DALLAS--(BUSINESS WIRE)--May 20, 2014--Zale Corporation (NYSE: ZLC) today reported its financial results for the third quarter ended April 30, 2014.

Third Quarter Fiscal 2014 Results

Revenues were $431 million compared to $443 million in the third quarter of fiscal 2013. The decrease in revenues is primarily due to the net decrease of 78 stores compared to last year and a decline in the Canadian exchange rate, partially offset by comparable store sales growth.

For the third quarter of fiscal 2014, comparable store sales increased 1.9 percent at constant exchange rates, or 0.6 percent on a U.S. dollar reported basis. This increase follows a 2.6 percent rise at constant exchange rates, or a 2.3 percent rise on a U.S. dollar reported basis.

Comparable Store Sales Detail (includes the associated ecommerce businesses)

	Q3 Fiscal 2014		Q3 Fiscal 2013 (1)
Brand	U.S. Dollar	At Constant Exchange Rates	U.S. Dollar	At Constant Exchange Rates
Zales/Zales Outlet	2.1%	2.1%	3.9%	3.9%
Gordon's	0.4%	0.4%	(6.8%)	(6.8%)
U.S. Fine Jewelry	2.0%	2.0%	2.7%	2.7%
Peoples	(4.0%)	4.6%	2.6%	4.6%
Mappins	(11.2%)	(3.3%)	(10.2%)	(8.4%)
Canadian Fine Jewelry	(5.2%)	3.2%	(0.1%)	1.8%
Total Fine Jewelry	0.7%	2.2%	2.2%	2.6%
Piercing Pagoda	(0.1%)	(0.1%)	2.9%	2.9%
Total Company	0.6%	1.9%	2.3%	2.6%

(1) Adjusted for the impact of February 29 in fiscal 2012

Gross margin on sales was $241 million, or 56.0 percent, an increase of 340 basis points compared to $233 million, or 52.6 percent, in the third quarter of fiscal 2013. The gross margin improvement is primarily due to the benefits generated from our sourcing initiatives, a more disciplined promotional cadence and a favorable commodity cost environment.

Selling, general and administrative expenses were $220 million, or 51.1 percent of revenues, including $5.9 million in professional fees and other related costs associated with the proposed merger with Signet Jewelers Limited. Excluding the $5.9 million in transaction costs, selling, general and administrative expenses were $214 million, or 49.7 percent of revenues compared to $215 million, or 48.6 percent of revenues, in the third quarter of fiscal 2013.

Operating earnings were $14 million, or 3.2 percent of revenues. Excluding the $5.9 million in transaction costs, operating earnings were $20 million, or 4.6 percent of revenues, compared to operating earnings of $10 million, or 2.2 percent of revenues, in the third quarter of fiscal 2013.

For the quarter ending April 30, 2014, interest expense was $5 million compared to $6 million in the third quarter of fiscal 2013.

In the third quarter of fiscal 2014, net earnings were $9 million, or $0.19 per diluted share. When excluding the $5.9 million in transaction costs, net earnings were $15 million, or $0.32 per diluted share, compared to net earnings of $5 million, or $0.13 per diluted share, in the third quarter of fiscal 2013.

Inventory at April 30, 2014 stood at $845 million, compared to $828 million on April 30, 2013. The Company had outstanding debt of $454 million on April 30, 2014, a reduction of $12 million compared to $466 million on April 30, 2013.

Year to Date Fiscal 2014 Results

For the nine months ended April 30, 2014, revenues were $1.5 billion, a decrease of $21 million compared to the same period last year. Comparable store sales increased 2.7 percent at constant exchange rates, or 1.5 percent on a U.S. dollar reported basis, in the first nine months of 2014. This increase follows a 2.7 percent rise at constant exchange rates, or a 2.9 percent rise on a U.S. dollar reported basis, in the same period last year.

Comparable Store Sales Detail (includes the associated ecommerce businesses)

	YTD Fiscal 2014		YTD Fiscal 2013 (1)
Brand	U.S. Dollar	At Constant Exchange Rates	U.S. Dollar	At Constant Exchange Rates
Zales/Zales Outlet	4.2%	4.2%	4.0%	4.0%
Gordon's	(3.1%)	(3.1%)	(4.1%)	(4.1%)
U.S. Fine Jewelry	3.5%	3.5%	3.1%	3.1%
Peoples	(2.4%)	4.6%	6.0%	4.4%
Mappins	(8.9%)	(2.5%)	(6.8%)	(8.2%)
Canadian Fine Jewelry	(3.6%)	3.3%	3.2%	1.7%
Total Fine Jewelry	2.1%	3.5%	3.1%	2.8%
Piercing Pagoda	(2.4%)	(2.4%)	1.9%	1.9%
Total Company	1.5%	2.7%	2.9%	2.7%

(1) Adjusted for the impact of February 29 in fiscal 2012

Operating earnings were $51 million, or 3.5 percent of revenues. Excluding the $5.9 million in transaction costs, operating earnings were $57 million, or 4.0 percent, compared to $38 million, or 2.6 percent of revenues, in the same period last year.

Net earnings were $32 million, or $0.71 per diluted share. Excluding the $5.9 million in transaction costs, net earnings were $38 million, or $0.84 per diluted share, compared to net earnings of $18 million, or $0.45 per diluted share, in the same period last year.

May Month-to-Date Financial Update

Zale Corporation also reported that for the first 18 days of May, which included the Mother’s Day selling period, comparable store sales were down 2.2 percent on a constant currency basis, or down 3.4 percent on a U.S. dollar reported basis. Gross margin rate performance for this period is expected to be consistent with third quarter fiscal 2014 results.

Additional Earnings Information

Zale management is not holding a conference call to discuss third quarter earnings; however, the company has posted a slide presentation with additional written commentary regarding the Company’s third quarter results on the Investor Relations section of the company’s web site at www.zalecorp.com.

Other Recent Developments

On February 19, 2014, Signet Jewelers Limited and Zale Corporation announced they have entered into a definitive agreement for Signet to acquire all of the issued and outstanding stock of Zale for $21.00 per share in cash consideration. On April 7, 2014 the Company announced the expiration of the HSR Act waiting period. The transaction is subject to Zale stockholder approval and customary closing conditions with the special meeting of stockholders set for May 29, 2014.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,630 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

Forward Looking Statements

This release and related presentations contain forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, earnings, interest expense, effective tax rate, merchandising and marketing initiatives and industry growth forecasts. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; if the Company does not achieve targeted sales growth its operating results and earnings will be adversely impacted; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; the Company's and Signet Jewelers Limited's ("Signet") ability to consummate the proposed acquisition of the Company by Signet; the conditions to the completion of the proposed transaction being satisfied, including the receipt of stockholder approval; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, competitors or suppliers) may be greater than expected following the announcement of the proposed transaction; and the retention of certain key employees of the Company may be difficult. Additional information and other factors are contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2013, and subsequent reports on Form 10-Q and 8-K filed with the Securities and Exchange Commission. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by the Company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	April 30,			April 30,
	2014		2013	2014		2013

Revenues	$431,029		$442,708	$1,450,092		$1,470,927
Cost of sales	189,820		209,861	667,476		708,095
Gross margin	241,209		232,847	782,616		762,832
% of Revenue	56.0%		52.6%	54.0%		51.9%

Selling, general and administrative	220,066	(a)	215,037	708,372	(a)	700,565
% of Revenue	51.1%		48.6%	48.9%		47.6%
Depreciation and amortization	7,203		8,131	22,325		25,165
Other charges (gains)	23		(249)	512		(1,096)
Operating earnings	13,917		9,928	51,407		38,198
% of Revenue	3.2%		2.2%	3.5%		2.6%
Interest expense	5,401		5,668	17,106		17,598
Earnings before income taxes	8,516		4,260	34,301		20,600
Income tax (benefit) expense	(306)		(792)	1,999		2,604
Net earnings	$8,822		$5,052	$32,302		$17,996

Basic net earnings per common share:	$0.23		$0.16	$0.94		$0.56

Diluted net earnings per common share:	$0.19		$0.13	$0.71		$0.45

Weighted average number of common shares outstanding:
Basic	38,017		32,480	34,519		32,401
Diluted	45,875		39,277	45,209		40,139

(a) Selling, general and administrative expenses for the three and nine month periods ending April 30, 2014 includes $5.9 million in professional fees and other related costs associated with the proposed merger with Signet Jewelers Limited.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	April 30,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$21,895	$25,693
Merchandise inventories	845,428	828,197
Other current assets	50,261	48,862
Total current assets	917,584	902,752

Property and equipment	667,743	679,065
Less accumulated depreciation and amortization	(561,300)	(570,827)
Net property and equipment	106,443	108,238

Other assets	238,287	243,163
Total assets	$1,262,314	$1,254,153

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$241,193	$260,608
Deferred revenue	80,934	84,190
Deferred tax liability	106,579	97,110
Total current liabilities	428,706	441,908

Long-term debt	454,002	466,480
Deferred revenue – long-term	102,947	113,924
Other liabilities	70,926	33,922

Stockholders’ investment	205,733	197,919

Total liabilities and stockholders’ investment	$1,262,314	$1,254,153

CONTACT:
Zale Corporation
Investor Relations
Roxane Barry, 972-580-4391
Director of Investor Relations